As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-212331

Registration No. 333-178794

Registration No. 333-84170

Registration No. 333-59804

Registration No. 333-45107

Registration No. 333-26111

Registration No. 033-48504

Registration No. 033-48505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212331

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-178794

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-84170

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-59804

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-45107

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-26111

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-48504

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-48505

UNDER

THE SECURITIES ACT OF 1933

ENERGEN CORPORATION

(Exact Name of Registrant as specified in its charter)

Alabama	605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707	63-0757759
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

ENERGEN CORPORATION 1992 LONG-RANGE PERFORMANCE SHARE PLAN

ENERGEN CORPORATION 1992 DIRECTORS STOCK PLAN

ENERGEN CORPORATION 1997 DEFERRED COMPENSATION PLAN

ENERGEN CORPORATION STOCK INCENTIVE PLAN

(Full title of the plans)

Teresa L. Dick

Executive Vice President, Chief Financial Officer,

Treasurer and Assistant Secretary

605 Richard Arrington Jr. Boulevard North

Birmingham, Alabama 35203-2707

(205) 326-2700

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Energen Corporation, an Alabama corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement No. 033-48504, filed with the Commission on June 10, 1992, pertaining to the registration of 350,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) under [the Energen Corporation 1992 Long-Range Performance Share Plan;

•

Registration Statement No. 033-48505, filed with the Commission on June 10, 1992, pertaining to the registration of 100,000 shares of Common Stock under the Energen Corporation 1992 Directors Stock Plan;

•

Registration Statement No. 333-26111, filed with the Commission on April 29, 1997, pertaining to the registration of an aggregate of $5,000,000 in Common Stock and deferred compensation units of the Company under the Energen Corporation 1997 Deferred Compensation Plan;

•

Registration Statement No. 333-45107, filed with the Commission on January 29, 1998, pertaining to the registration of an additional 650,000 shares of Common Stock under the Energen Corporation Stock Incentive Plan (formerly known as the 1997 Stock Incentive Plan);

•

Registration Statement No. 333-59804, filed with the Commission on April 30, 2001, pertaining to the registration of an additional $5,000,000 in Common Stock and deferred compensation units of the Company under the Energen Corporation 1997 Deferred Compensation Plan;

•

Registration Statement No. 333-84170, filed with the Commission on March 12, 2002, pertaining to the registration of an additional 1,500,000 shares of Common Stock under the Energen Corporation Stock Incentive Plan (formerly known as the 1997 Stock Incentive Plan);

•

Registration Statement No. 333-178794, filed with the Commission on December 29, 2011, pertaining to the registration of an additional 3,000,000 shares of Common Stock under the Energen Corporation Stock Incentive Plan; and

•

Registration Statement No. 333-212331, filed with the Commission on June 30, 2016, pertaining to the registration of an additional $5,000,000 in Common Stock and deferred compensation units of the Company under the Energen Corporation 1997 Deferred Compensation Plan.

On November 29, 2018, pursuant to the Agreement and Plan of Merger, dated as of August 14, 2018, by and among Diamondback Energy, Inc. (“Diamondback”), Sidewinder Merger Sub Inc., a wholly owned subsidiary of Diamondback (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Diamondback.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on November 30, 2018.

ENERGEN CORPORATION

By: /s/ Teresa L. Dick
Name: Teresa L. Dick
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.